UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
 _____________________

FORM 8-A/A
(Amendment No. 1)
 _____________________

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
 PURSUANT TO SECTION 12(b) OR (g) OF THE
 SECURITIES EXCHANGE ACT OF 1934

FOUR OAKS FINCORP, INC.
 (Exact name of registrant as specified in its charter)
 _____________________

North Carolina	56-2028446
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

6114 U.S. 301 South Four Oaks, North Carolina	27534
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box.☒
Securities Act registration statement file number to which this form relates: ____________ (If applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
Preferred Share Rights
(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed Four Oaks Fincorp, Inc. (the "Company"), with the Securities and Exchange Commission (the "SEC") on August 19, 2014 (the "Original Registration Statement"), relating to the Tax Asset Protection Plan (the "Rights Plan"), dated August 18, 2014, by and between the Company and Computershare Trust Company, N.A. (as successor to Registrar and Transfer Company), as Rights Agent (the "Rights Agent"). The Original Registration Statement is hereby incorporated by reference.

On June 26, 2017, the Company, the holding company for Four Oaks Bank & Trust Company (the "Bank"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with United Community Banks, Inc. ("United"), the holding company for United Community Bank. Under the Merger Agreement, the Company will merge with and into United (the "Merger") and the Bank will merge with and into United Community Bank, pursuant to which United and United Community Bank will be the surviving entities.

Concurrently with the execution of the Merger Agreement, the Company effected an amendment, dated June 26, 2017 (the "Rights Plan Amendment"), to the Rights Plan. The Rights Plan Amendment is attached hereto as an exhibit and is incorporated herein by reference. The description of the Rights Plan Amendment is incorporated by reference herein from the Company's Current Report on Form 8-K filed June 27, 2017 and is qualified in its entirety by reference to the Rights Plan Amendment.

Item 2. Exhibits.

Exhibit Number	Description

4.1
Amendment No. 1 to the Tax Asset Protection Plan, dated as of August 18, 2014, between Four Oaks Fincorp, Inc. and Computershare Trust Company, N.A. (as successor to Registrar and Transfer Company), as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on June 27, 2017)

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FOUR OAKS FINCORP, INC.
DATED: June 27, 2017

	By:	/s/ Deanna W. Hart
	Name:	Deanna W. Hart
	Title:	Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1
Amendment No. 1 to the Tax Asset Protection Plan, dated as of August 18, 2014, between Four Oaks Fincorp, Inc. and Computershare Trust Company, N.A. (as successor to Registrar and Transfer Company), as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on June 27, 2017)